Exhibit 10.1

Vapotherm, Inc.

Amended and Restated 2018 Equity Incentive Plan

1.Defined Terms

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and sets forth operational rules related to those terms.

2.Purpose

The Plan is intended to advance the interests of the Company by providing for the grant to Participants of Stock and Stock-based Awards.  The purposes of the Plan are to attract, retain, and reward key Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries, to incentivize them to generate stockholder value, to enable them to participate in the growth of the Company and to align their interests with the interests of the Company’s stockholders.

3.Administration

The Plan will be administered by the Administrator.  The Administrator has discretionary authority, subject only to the express provisions of the Plan, to administer and interpret the Plan and any Awards; to determine eligibility for and grant Awards; to determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any Award; to determine, modify or waive the terms and conditions of any Award; to determine the form of settlement of Awards (whether in cash, shares of Stock, other Awards, or other property); to prescribe forms, rules and procedures relating to the Plan and Awards; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan and any Awards.  Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all persons.

4.Limits on Awards Under the Plan

(a)Number of Shares.  Subject to adjustment as provided in Section 7(b), the number of shares of Stock that may be issued in satisfaction of Awards under the Plan is 998,900 shares of Stock (the “Initial Share Pool”).  The Initial Share Pool will automatically increase (i) by the number of shares of Stock underlying awards under the Prior Plan (which will not exceed 769,419 shares) that on or after the Date of Adoption expire or are terminated, surrendered or cancelled without the delivery of shares of Stock, are forfeited to, or repurchased by, the Company, or otherwise become available again for grant under the Prior Plan, in each case, in accordance with its terms and (ii) on January 1st of each year from 2019 until 2028, by the lesser of (A) four percent (4%) of the number of shares of Stock outstanding as of the close of business on the immediately preceding December 31st and (B) the number of shares of Stock determined by the Board on or prior to such date for such year (the Initial Share Pool, as it may be so increased, the “Share Pool”).  Up to 166,500 of the shares of Stock from the Share Pool may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be granted under the Plan.  For purposes of this Section 4(a), shares of Stock will not be treated as issued under the Plan, and will not reduce the Share Pool, unless and until, and to the extent, the shares are actually issued to a Participant.  Without limiting the generality of the foregoing, shares of Stock withheld by the Company in payment of the exercise price or purchase price of an Award or in satisfaction of tax withholding requirements with respect to an Award and shares of Stock underlying any portion of an Award that is settled or that expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company, in each case, without the issuance (or retention (in the case of Restricted Stock)) of Stock, will not be treated as issued in satisfaction of Awards under the Plan and will not reduce the Share Pool.  The limits set forth in this Section 4(a) will be construed to comply with the applicable requirements of Section 422.

(b)Substitute Awards.  The Administrator may grant Substitute Awards under the Plan.  To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), shares of Stock issued in respect of Substitute Awards will be in addition to and will not reduce the Share Pool, but, notwithstanding anything in Section 4(a) to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company, in each case, without the issuance (or retention (in the case of restricted stock)) of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future issuance under the Plan.  The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all; provided that Substitute Awards will not be subject to, and will not count against, the individual limits described in Section 4(d).

(c)Type of Shares.  The shares of Stock issued under the Plan may be shares of authorized but unissued Stock, treasury Stock, or Stock acquired in an open-market transaction.  No fractional shares of Stock will be issued under the Plan.

(d)Limits on Director Compensation.  The aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan, in each case, for his or her services as a Director during such calendar year, may not exceed $500,000 in the aggregate, calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules and assuming maximum payout levels.

5.Eligibility and Participation

The Administrator will select Participants from among key Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries.  Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.  Eligibility for NSOs and SARs is limited to individuals who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

6.Rules Applicable to Awards

(a)All Awards.

(1)Award Provisions.  The Administrator will determine the terms and conditions of all Awards, subject to the limitations provided herein.  By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award and the Plan.  Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)Term of Plan.  No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

(3)Transferability.  Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution.  During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs may be exercised only by the Participant.  The Administrator may permit the transfer of Awards other than ISOs, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.

(4)Vesting; Exercisability. The Administrator will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a Stock Option or SAR remains exercisable.  Without limiting the foregoing, the Administrator may at any time accelerate the vesting and/or exercisability of an Award (or any portion thereof), regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration.  Unless the Administrator expressly provides otherwise, however and except as otherwise provided in Section 7(b) or below, the following rules will apply if a Participant’s Employment ceases:

(A)Except as provided in (B) and (C) below or in Section 7(b), immediately upon the cessation of the Participant’s Employment each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested, will be forfeited.

(B)Subject to (C) and (D) below or in Section 7(b), each vested and unexercised Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C)Subject to (D) below and Section 7(b), each vested and unexercised Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or by the Company as a result of his or her Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending on the first anniversary of the Participant’s death or the date on which the Participant’s Employment is terminated as a result of his or her Disability or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D)Subject to Section 7(b), all Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

(5)Recovery of Compensation.  The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award, and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, (i) if the Participant to whom the Award was granted is not in compliance with any provision of the Plan or any applicable Award, any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which he or she is bound, or any policy of the Company or any of its subsidiaries that is applicable to the Participant and that provides for forfeiture, disgorgement or clawback with respect to incentive compensation that includes Awards under the Plan; or (ii) to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.  Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6(a)(5).  Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

(6)Taxes.  The issuance, delivery, vesting, and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award.  The Administrator will prescribe such rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary.  The Administrator may hold back shares of Stock from an Award or permit a Participant to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules).  Any amounts withheld pursuant to this Section 6(a)(6) will be treated as though such payment had been made directly to the Participant.

(7)Dividend Equivalents.  The Administrator may provide for the payment of amounts, on such terms and subject to conditions established by the Administrator, in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award, whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award.  Subject to Section 6(a)(10), any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.  Dividends and dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limitations or restrictions as the Administrator may impose.

(8)Rights Limited.  Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a stockholder except as to shares of Stock actually issued under the Plan.  The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

(9)Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries.  For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its subsidiaries may be settled in shares of Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares will be treated as issued under the Plan (and will reduce the Share Pool in accordance with the rules set forth in Section 4).

(10)Section 409A.

(A)Without limiting the generality of Section 11(b), each Award will contain such terms as the Administrator determines and will be construed and administered such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B)If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(B) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(C)With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of any additional tax, interest, or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(D)For purposes of Section 409A, each payment made under the Plan will be treated as a separate payment.

(b)Stock Options and SARs.

(1)Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be considered to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award.  Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2)Exercise Price.  The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise must be no less than 100% (in the case of an ISO granted to a 10-percent stockholder within the meaning of Section 422(b)(6) of the Code, 110%) of the Fair Market Value of a share of Stock, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.

(3)Payment of Exercise Price.  Where the exercise of an Award (or portion thereof) is to be accompanied by a payment, payment of the exercise price must be made by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise issuable upon exercise, in either case, that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment.  The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4)Maximum Term.  The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2)).

(5)Repricing.  Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7 below, The Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs; (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs; or (iii) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

7.Effect of Certain Transactions

(a)Covered Transactions.  Except as otherwise expressly provided in Section 7(b) below or in an Award agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:

(1)Assumption or Substitution.  If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (i) the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)Cash-Out of Awards. Subject to Section 7(a)(5), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof (including only the vested portion thereof), equal in the case of each applicable Award or portion thereof to the excess, if any, of (i) the Fair Market Value of a share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (ii) the aggregate exercise or purchase price, if any, of such Award or portion (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case, on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally ) as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate.  For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the Fair Market Value of one share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(3)Acceleration of Certain Awards. Subject to Section 7(a)(5), the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the issuance of any shares of Stock remaining issuable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case, on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following the exercise of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4)Termination of Awards upon Consummation of Covered Transaction.  Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (i) any Award that is assumed, continued or substituted for pursuant to Section 7(a)(1) and (ii) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(5)Additional Limitations.  Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) with respect to an Award may, in the discretion of the Administrator, contain such limitations or restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction.  For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) or an acceleration under Section 7(a)(3) will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition.  In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(6)Uniform Treatment.  For the avoidance of doubt, the Administrator need not treat Participants or Awards (or portions thereof) in a uniform matter, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.

(b)Effect of a Change in Control. Notwithstanding any other provision in this Plan and except as otherwise expressly provided in an Award agreement or Individual Agreement, in each case which provides for treatment that is more favorable to a Participant than as provided under this Section 7(b), the following provisions will apply in the event of a Change in Control and will apply to all Awards outstanding under this Plan as of such Change in Control, including, for the avoidance of any doubt, all Awards outstanding under this Plan as of such Change in Control which were granted on or after the Initial Adoption Date:

(1)Continuation, Assumption or Substitution of Outstanding Awards.  In the event of a Change in Control in which the surviving or successor organization (or parent thereof) (the “Successor”) proposes to continue, assume or substitute equivalent awards (with such adjustments as may be required or permitted by Section 7(c) of this Plan), any substitute equivalent award must (a) have a value at least equal to the value of the Award being substituted; (b) relate to a publicly-traded equity security of the Successor involved in the Change in Control or another publicly traded entity that is affiliated with the Successor following the Change in Control; (c) be the same type of award as the Award being substituted; (d) be vested to the extent the Award being substituted was vested at the time of the Change in Control and (e) have other terms and conditions (including by way of example, vesting, exercisability and Change in Control Protection that are the same or more favorable to the Participant than the terms and conditions of the Award being substituted, in each case, as reasonably determined by the Committee (as constituted prior to the Change in Control) in good faith. If a Participant’s Award is continued, assumed or substituted by the Successor pursuant to this Section 7(b)(1), then, provided such Participant has not suffered a Termination of Continued Employment in connection with the Change in Control, and subject to the remaining provisions of this Section 7(b), such Award will not vest or lapse solely as a result of the Change in Control but will instead remain outstanding under the terms pursuant to which it has been continued, assumed or substituted and will continue to vest or lapse pursuant to such terms.

(2)Termination of Continued Employment; No Continuation, Assumption or Substitution of Outstanding Awards; Dissolution or Liquidation. If an Award Participant suffers a Termination of Continued Employment in connection with a Change in Control, or if for any reason outstanding Awards are not continued, assumed or substituted with equivalent awards pursuant to Section 7(b)(1) of this Plan (including where the proposed terms offered by the Successor are determined by the Committee not to meet the requirements of Section 7(b)(1)), or in the case of a dissolution or liquidation of the Company, such outstanding Awards will be subject to the following rules, in each case effective immediately prior to such Change in Control but conditioned upon completion of such Change in Control:

(A)Stock Options and SARs. All Stock Options and SARs will become fully vested and exercisable. The Administrator will give Participants a reasonable opportunity (at least twenty (20) days if practicable) to exercise any or all Stock Options and SARs before the transaction resulting in the Change in Control (including cashless exercise by such Participants) (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void and such Stock Options and SARs will be restored to their status as if there had been no Change in Control). If a Participant does not exercise all Stock Options and SARs prior to the Change in Control, the Administrator will pay such Participant in exchange for the cancellation of each such unexercised Stock Option and SAR the difference between the exercise price for such Option or the grant price for such SAR and the per share of Stock consideration provided to other similarly situated stockholders in such Change in Control; provided, however, that if the exercise price of such Stock Option or the grant price of such SAR exceeds the aforementioned consideration provided, then such unexercised Stock Option or SAR will be canceled and terminated without any payment.

(B)Lapse of Restricted Stock, Restricted Stock Unit and Stock Unit Restrictions that are not Performance Awards. All restrictions imposed on Restricted Stock, Restricted Stock Units or Stock Units that are not Performance Awards will lapse and be of no further force and effect. Restricted Stock Units or Stock Units will be settled and paid in cash or shares of Stock and at such time, each as provided in the Award agreement; provided, however that if any such payment is to be made in shares of Stock, the Committee may in its discretion, provide such holders the consideration provided to other similarly situated stockholders in such Change in Control; and provided, further, that if the Change in Control does not take place, the restrictions imposed on such Restricted Stock, Restricted

Stock Units or Stock Units will be restored to their status as if there had been no Change in Control.

(C)Vesting, Payment and Achievement Performance Awards. All Performance Awards for which the Performance Period has been completed as of the date of the Change in Control but have not yet been paid will vest and be paid in cash or shares of Stock and at such time, each as provided in the Award agreement, based on actual attainment of each Performance Goal. All Performance Awards for which the Performance Period has not been completed as of the date of the Change in Control will with respect to each Performance Goal, vest and be paid out for the entire Performance Period (and not pro rata) based on the higher of target performance or actual performance achieved through the date of the Change in Control, with the manner of payment to be made in cash or shares of Stock as provided in the Award agreement as soon as reasonably practicable after the Change in Control, but no later than within thirty (30) days following the date of the Change in Control; provided, however that if any such payment is to be made in shares of Stock, the Administrator may in its reasonable discretion, provide such holders the consideration provided to other similarly situated stockholders in such Change in Control; and provided, further, that if the Change in Control does not take place, the performance-based vesting imposed on such Performance Awards will be restored to their status as if there had been no Change in Control.

(3)Treatment of Awards Upon Termination Subsequent to Continuation, Assumption or Substitution of Awards. If within two (2) years following a Change in Control, (i) a Participant’s Employment with the Company is terminated by the Successor (or an Affiliate thereof) without Cause, or if the Participant is a Director, his or her service as a Director is terminated by the Successor (or an Affiliate thereof) without Cause or (ii) the Participant resigns as an Employee for Good Reason, then the following rules will apply to all of the continued, assumed or substituted Awards held by such Participant:

(A)Vesting of Stock Options and SARs. All Stock Options and SARs will become immediately vested and exercisable in full and will remain exercisable for the remainder of their respective terms.

(B)Lapse of Restricted Stock, Restricted Stock Unit and Stock Unit Restrictions that are not Performance Awards. All restrictions imposed on Restricted Stock, Restricted Stock Units or Stock Units that are not Performance Awards will lapse and be of no further force and effect. Such Restricted Stock Units and Stock Units will be settled and paid in cash or shares of Stock as provided in the Award agreement. If such Restricted Stock Units or Stock Units are exempt from the requirements of Section 409A of the Code, the Restricted Stock Units or Stock Units will be paid within thirty (30) days following such termination or resignation. If such Restricted Stock Units or Stock Units are considered nonqualified deferred compensation subject to the requirements of Section 409A of the Code, then the Restricted Stock Units or Stock Units will be paid within the thirty (30) day period following the Participant’s separation from service (within the meaning of Section 409A of the Code) (a “Separation from Service”); provided, however, that if at the time of the Participant’s Separation from Service, such Participant is a “specified employee” (within the meaning of Code Section 409A), then payment will be suspended as provided under Section 6(a)(10)(C), except as permitted under Code Section 409A.

(C)Vesting, Payment and Achievement of Performance Awards. All Performance Awards for which the Performance Period has been completed as of the date of such termination or resignation but have not yet been paid will vest and be paid in cash or shares of Stock and at such time, each as provided in the Award agreement, based on actual attainment of each Performance Goal. All Performance Awards for which the Performance Period has not been completed as of the date of such termination or resignation will with respect to each Performance Goal, vest and be paid out for the entire Performance Period (and not pro rata) based on the higher of target performance or actual performance achieved through the date of the such termination or resignation, with the manner of payment to be made in cash or shares of Stock as provided in the Award agreement within thirty (30) days following the date of such termination or resignation. If such Awards are subject to the requirements of Section 409A of the Code, then the Awards will be paid within the thirty (30) day period following the Participant’s Separation from Service; provided, however, that if at such time, such Participant is a “specified employee” (within the meaning of Code Section 409A), then payment will be suspended as provided under Section 6(a)(10)(C), except as permitted under Code Section 409A.

(4)Termination, Amendment, and Modifications of Change in Control Provisions. Notwithstanding any other provision of this Plan or any Award agreement, the provisions of this Section 7(b) may not be terminated, amended, or modified in any manner that adversely affects any then-outstanding Award or Award Participant without the prior written consent of the Participant.

(5)Limitation on Change in Control Payments. Notwithstanding anything in Section 7(b)(1), 7(b)(2) or 7(b)(3) of this Plan to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award or the payment of cash in exchange for all or part of a Stock-based Award (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 7(b)(1), 7(b)(2) or 7(b)(3) of this Plan will be reduced (or acceleration of vesting eliminated) to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction will be made only if the aggregate amount of the payments after such reduction exceeds the difference between (a) the amount of such payments absent such reduction minus (b) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments; and provided, further that such payments will be reduced (or acceleration of vesting eliminated) in the following order: (a) Stock Options with an exercise price above fair market value that have a positive value for purposes of Section 280G of the Code, (b) pro rata among Awards that constitute deferred compensation under Section 409A of the Code, and (c) finally, among the Awards that are not subject to Section 409A of the Code. Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or an Affiliate that expressly addresses the potential application of Section 280G or 4999 of the Code, then this Section 7(b)(5) will not apply and any “payments” to a Participant pursuant to Section 7(b)(1), 7(b)(2) or 7(b)(3) of this Plan will be treated as “payments” arising under such agreement; provided, however, such separate agreement may not modify the time or form of payment under any Award that constitutes deferred compensation subject to Section 409A of the Code if the modification would cause such Award to become subject to the adverse tax consequences specified in Section 409A of the Code.

(c)Changes in and Distributions with Respect to Stock.

(1)Basic Adjustment Provisions.  In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator will make appropriate adjustments to the maximum number of shares of Stock specified in Section 4(a) that may be issued under the Plan, the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2)Certain Other Adjustments.  The Administrator may also make adjustments of the type described in Section 7(c)(1) to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(c)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(3)Continuing Application of Plan Terms.  References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.Legal Conditions on the Issuance of Stock

The Company will not be obligated to issue any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously issued under the Plan until:  (i) the Company is satisfied that all legal matters in connection with the issuance of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of issuance listed on any stock exchange or national market system, the shares to be issued have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived.  The Company may require, as a condition to the exercise of an Award or the issuance of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended (the “1933 Act”), or any applicable state or non-U.S. securities law.  Any Stock issued under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates.  In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

9.Amendment and Termination

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time terminate the Plan as to any future grants of Awards; provided that, except as otherwise expressly provided in the Plan or the applicable Award, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to materially and adversely affect the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do in the Plan or at the time the applicable Award was granted.   Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code) or stock exchange requirements, as determined by the Administrator.  For the avoidance of doubt, no adjustment to any Award pursuant to the terms of Section 7 will be treated as an amendment requiring a Participant’s consent.

10.Other Compensation Arrangements

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its subsidiaries to grant any person bonuses or other compensation in addition to Awards under the Plan.

11.Miscellaneous

(a)Waiver of Jury Trial.  By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury.  By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding, or counterclaim, seek to enforce the foregoing waivers.  Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b)Limitation of Liability.  Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A, by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

(c)Unfunded Plan.  The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award.  Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

(d)Section 162(m).  To the extent applicable, Awards granted pursuant to the Plan are intended to be eligible for exemption from the limitations of Section 162(m) of the Code by reason of the post-initial public offering transition relief set forth in Section 1.162-27(f) of the Treasury Regulations.

12.Establishment of Sub-Plans

The Administrator may at any time and from time to time establish one or more sub-plans under the Plan (for local law compliance purposes or other purposes or administrative reasons determined by the Administrator) by adopting supplements to the Plan containing, in each case, (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional terms and conditions, as the Administrator deems necessary or desirable.  Each supplement so established will be deemed to be part of the Plan but will apply only to Participants within the group to which the supplement applies (as determined by the Administrator).

13.Governing Law

(a)Certain Requirements of Corporate Law.  Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator.

(b)Other Matters.  Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a), the domestic substantive laws of the State of New Hampshire govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c)Jurisdiction.  By accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of New Hampshire for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of New Hampshire; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

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Exhibit A

Definitions

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”:  Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to committee charter or otherwise).  The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 152 or 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate.  For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

“Affiliate”: With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” will have the meaning given such term under Rule 405 of the 1933 Act, and any other Person determined by the Committee to be an “Affiliate” for purposes of this Plan.

“Award”: Any or a combination of the following:

(1)	Stock Options.
(2)	SARs.
(3)	Restricted Stock.
(4)	Unrestricted Stock.
(5)	Stock Units, including Restricted Stock Units.
(6)	Performance Awards.
(7)	Awards (other than Awards described in (1) through (6) above) that are convertible into or otherwise based on Stock.

“Beneficiary”:  In the event of a Participant’s death, the beneficiary named in the written designation (in a form acceptable to the Administrator) most recently filed with the Administrator by the Participant prior to his or her death and not subsequently revoked, or, if there is no such designated beneficiary, the executor or administrator of the Participant’s estate.  An effective beneficiary designation will be treated as having been revoked only upon receipt by the Administrator, prior to the Participant’s death, of an instrument of revocation in a form acceptable to the Administrator.

“Board”:  The Board of Directors of the Company.

“Cause”: In the case of any Participant who is party to an offer letter or employment or severance-benefit agreement (an “Individual Agreement”) that contains a definition of “Cause,” the definition set forth in such Individual Agreement applies with respect to such Participant for purposes of the Plan for so long as such Individual Agreement is in effect.  In every other case, “Cause” means, as determined by the Administrator, (i) the Participant’s willful failure to substantially perform his or her duties and responsibilities to the Company or a violation of a material Company policy; (ii) the Participant’s commission of fraud, embezzlement, any material act or acts of dishonesty, or other willful misconduct; (iii) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) the Participant’s material breach of any of his or her obligations under any written agreement or covenant with the Company.

“Change in Control”:  Any of:

(i)an event in which any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (other than (a) the Company, (b) any subsidiary of the Company, (c) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, and (d) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all affiliates and associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii)the consummation of the merger or consolidation of the Company with any other company, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” “beneficially owns” (with the determination of such “beneficial ownership” on the same basis as set forth in clause (a) of this definition) securities of the Company or the surviving entity of such merger or consolidation representing 50% or more of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation; or

(iii)the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A would become payable under an Award by reason of a Change in Control, it shall become payable only if the event or circumstances constituting the Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A and the Treasury Regulations thereunder.

“Change in Control Protection”: Provisions intended to protect a pre-Change in Control Award Participant from forfeiture by ceasing the vesting or otherwise causing a lapse of pre-Change in Control Awards as a result of: (a) a termination without Cause or for Good Reason, in each case within a specified period of time after the Change in Control; or (b) a Termination of Continued Employment.

“Code”:  The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”:  Vapotherm, Inc., a Delaware corporation.

“Compensation Committee”: The Compensation Committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then-outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all the Company’s assets; (iii) a Change in Control; or (iv) a dissolution or liquidation of the Company.  Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”:  The earlier of the date the Plan was approved by the Company’s stockholders or adopted by the Board, as determined by the Committee.

“Director”:  A member of the Board who is not an Employee.

“Disability”:  A condition under which a Participant would be entitled to long-term disability benefits under the Company’s long-term disability plan in which the Participant participates.  Notwithstanding the foregoing, in any case in which a benefit that constitutes or includes “nonqualified deferred compensation” subject to Section 409A would be payable because the Participant has a Disability, the term Disability will mean a condition that would constitute a disability described in Treas. Regs. Section 1.409A-3(i)(4)(i)(A).

“Employee”: Any person who is employed by the Company or any of its subsidiaries.

“Employment”:  A Participant’s employment or other service relationship with the Company or any of its subsidiaries.  Employment will be deemed to continue, unless the Administrator otherwise determines, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries.  If a Participant’s employment or other service relationship is with any subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries.  Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.  The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred.  Any such written election will be deemed a part of the Plan.

“Fair Market Value”:  As of a particular date, (i) the closing price for a share of Stock reported on the New York Stock Exchange (or any other national securities exchange on which the Stock is then listed) on that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“Good Reason”:  unless otherwise provided in an Award agreement, the occurrence of any of the following without the prior written consent of the Participant, unless such act or failure to act is corrected by the Company within thirty (30) days of such occurrence:

(a)a material reduction in the Participant’s then current responsibilities or  assignment to the Participant of duties materially inconsistent with such Participant’s then current range of duties and responsibilities; for the avoidance of doubt, the following circumstances would be considered a material reduction of a Participant’s responsibilities: (i) the reporting structure of a Participant who reports to the Chief Executive Officer of the entire organization is modified or the Participant is informed that it will be modified such that the Participant would no longer report to such Chief Executive Officer or (ii) a Participant who is the Chief Executive Officer or organization-wide leader of a material function in a public company would no longer be, or is informed that he or she will no longer be, the Chief Executive Officer or organization-wide leader of such function, or would no longer lead that function in a public company environment;

(b)a material reduction (i.e., more than ten percent (10%)) in the Participant’s aggregate annualized compensation target (including bonus opportunity as a percentage of base salary) and benefit opportunities, except for an across the board reduction or modification to any benefit plan affecting all similarly situated Participants;

(c)failure to pay to the Participant any portion of the Participant’s current compensation and benefits, under any plan, program or policy of, or other contract or agreement within thirty (30) days of the date such compensation and/or benefits are due;

(d)cancellation or material reduction in scope of any indemnification and/or director and officer liability insurance;

(e)the relocation, or the Participant is informed of the anticipated relocation, of the Participant’s then current principal place of employment (“Principal Location”) to a location which is more than forty (40) miles from the Principal Location; or

(f)material breach other than by the Participant of any material provision of the Participant’s employment, severance or similar agreement.

Notwithstanding any of the foregoing, placing the Participant on a paid leave for up to ninety (90) days pending a determination of whether there is a basis to terminate the Participant for Cause will not constitute Good Reason. The Participant’s continued employment will not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.  In all events, if the Participant fails to deliver a notice of termination with respect to a termination of the Participant’s employment for Good Reason within ninety (90) days after the Participant becomes aware of the event giving rise to such right to terminate or the Company cures such act within thirty (30) days of receipt of the notice, the Participant will be deemed to waive the Participant’s right to terminate for Good Reason with respect to such event.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422.  Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award agreement.

“NSO”:  A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”:  An Award subject to performance-vesting conditions, which may include Performance Criteria.

“Performance Criteria”:  Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting, or full enjoyment of an Award.  A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result, or avoidance of loss and may be applied to a Participant individually, or to a business unit or division of the Company or to the Company as a whole and may relate to any or any combination of the following or any other criterion or criteria determined by the Administrator (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Administrator specifies):  sales; revenues; assets;

expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or strategic business criteria, consisting of one or more objectives based on:  meeting specified market penetration or value added, product development or introduction (including, without limitation, any clinical trial accomplishments, regulatory or other filings or approvals, or other product development milestones), geographic business expansion, cost targets, cost reductions or savings, customer satisfaction, operating efficiency, acquisition or retention, employee satisfaction, information technology, corporate development (including, without limitation, licenses, innovation, research or establishment of third-party collaborations), manufacturing or process development, legal compliance or risk reduction, or patent application or issuance goals. A Performance Criterion may also be based on individual performance and/or subjective performance criteria.  The Administrator may provide that one or more of the Performance Criteria applicable to such Award will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Performance Goals”:  With respect to any applicable Award, one or more targets, goals or levels of attainment required to be achieved in terms of the specified Performance Criteria during the specified Performance Period, as set forth in the related Award agreement.

“Performance Period”:  The period of time, as determined by the Committee, during which the Performance Goals must be met in order to determine the level of payout or vesting with respect to an Award.

“Person”:  An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

“Plan”:  The Vapotherm, Inc. 2018 Equity Incentive Plan, as from time to time amended and in effect.

“Prior Plan”:  The Vapotherm, Inc. 2015 Stock Incentive Plan, as amended.

“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered, or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the issuance of Stock or delivery of cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”:  A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of

Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Section 422”: Section 422 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, par value $0.0001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to issue Stock or deliver cash measured by the value of Stock in the future.

“Substitute Award”:  An Award issued under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition.

“Termination of Continued Employment”:  Termination of an individual’s Employment with the Company or if the individual is a Director, his or her service as a Director, without Cause in connection with, and not later than 24 months following, a Change in Control and includes, by way of example and without limitation, the following circumstances: (i) such individual is notified within the sixty (60) day period preceding the Change in Control that the individual’s Employment is or will be terminated without Cause prior to or after the Change in Control, (ii) such individual is notified within the sixty (60) day period preceding the Change in Control that the individual’s continued Employment with the Company after the Change in Control is conditioned upon acceptance of a position with the Successor or an Affiliate of the Successor under terms which would entitle the individual to resign for Good Reason and the individual in fact resigns for Good Reason on this basis, and (iii) such individual is a Director of the Company and will not become a Director of the parent of the Successor immediately after the Change in Control.

“Unrestricted Stock”:  Stock not subject to any restrictions under the terms of the Award.